August 2011 Preliminary Terms No. 901 Registration Statement No. 333-156423 Dated July 26, 2011 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

Contingent Coupon Commodity-Linked Notes offer investors the opportunity to receive a contingent annual coupon ranging from a minimum of zero up to a maximum of 11.00% to 13.00% of the stated principal amount, as determined on the pricing date, which will vary depending on the weighted average performance of nine physical commodities and one commodity index.  On any coupon determination date, the component performance of each commodity will equal (i) if the then-current commodity value of such commodity has appreciated from the pricing date to the coupon determination date, a positive fixed return of 11.00% to 13.00% (to be determined on the pricing date) or (ii) if the then-current commodity value of such commodity has remained the same or declined from the pricing date to such coupon determination date, the percentage decrease in the commodity value, subject to a floor of -20.00%. The investor will receive the $1,000 stated principal amount per note at maturity and the repayment of principal will not depend on whether the commodity values increase, decrease or remain the same.  The notes are senior unsecured obligations of Morgan Stanley and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	August 26, 2011
Original issue date:	August 31, 2011 (3 business days after the pricing date)
Maturity date:	August 31, 2015
Basket:	Basket commodity	Bloomberg ticker symbol*	Weighting	Initial commodity value
	S&P GSCI™ Livestock Index—Excess Return (the “Livestock Index”)	SPGCLVP	10%
	Brent blend crude oil (“brent”)	CO1	10%
	Copper	LOCADY	10%
	Corn	C 1	10%
	Cotton	CT1	10%
	Gasoline RBOB	XB1	10%
	Nickel	LONIDY	10%
	Palladium	PLDMLNPM	10%
	Silver	SLVRLN	10%
	Sugar	SB1	10%

*     Bloomberg symbols are being provided for reference purposes only. The initial commodity values and the commodity values on the coupon determination dates will be determined based on the values published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:	The payment due per note at maturity will be the stated principal amount and the applicable contingent coupon relating to the final coupon determination date, if any.
Contingent coupon:	On each coupon payment date, we will pay with respect to each note a contingent coupon, if any, equal to the stated principal amount times the contingent coupon rate.
Contingent coupon rate:
The sum of the products of (i) the component performance of each basket commodity on the applicable coupon determination date and (ii) the respective weighting; provided that the contingent coupon rate will not be less than 0%.

Component performance:	The component performance for each basket commodity, with respect to each coupon determination date, will be calculated as follows:

▪       If the commodity value is greater than the initial commodity value, a percentage equal to 11.00% to 13.00% (to be determined on the pricing date) (the “fixed return”).
▪     If the commodity value is less than or equal to the initial commodity value, a percentage equal to the greater of (A) the component return and (B) -20.00%.

Component return:	On any coupon determination date: (commodity value – initial commodity value) / initial commodity value
Coupon payment dates:	August 31, 2012, August 31, 2013, August 31, 2014 and the maturity date
Coupon determination dates:
With respect to each coupon payment date, the third business day before the related coupon payment date, which is August 28, 2012, August 28, 2013, August 27, 2014 and August 26, 2015, subject to postponement for non-index business days, non-trading days and certain market disruption events.

CUSIP:	617482VP6
ISIN:	US617482VP61
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Terms continued:	Please see page 2 of these preliminary terms for further summary terms for the notes.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per Note	$1,000	$	$
Total	$	$	$

(1)	The price to public for investors purchasing the notes in fee-based advisory accounts will be $975 per note.
(2)
Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $         for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $         per note.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement dated December 23, 2008          Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

Initial commodity value:	For any basket commodity, the commodity value of the basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day or non-index business day (as applicable). See “Basket—Initial commodity value” above.
Commodity value:	On the pricing date or any coupon determination date for any basket commodity:
	■	Livestock Index: the official settlement price
	■	Brent: the official settlement price per barrel (as stated in U.S. dollars)
	■	Copper: the official cash offer price per tonne (as stated in U.S. dollars)
	■	Corn: the official settlement price per bushel (as stated in U.S. cents)
	■	Cotton: the official settlement price per pound (as stated in U.S. cents)
	■	Gasoline RBOB: the official settlement price per gallon (as stated in U.S. cents)
	■	Nickel: the official cash offer price per tonne (as stated in U.S. dollars)
	■	Palladium: the afternoon fixing price per troy ounce (as stated in U.S. dollars)
	■	Silver: the afternoon fixing price per troy ounce (as stated in U.S. cents)
	■	Sugar: the official settlement price per pound (as stated in U.S. cents)
For full descriptions, please see “Fact Sheet—Commodity value” on page 7 of these preliminary terms.
Listing:	The notes will not be listed on any securities exchange.

August 2011	Page 2

Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

Investment Overview

▪
The Contingent Coupon Commodity-Linked Notes due August 31, 2015 (the “notes”), issued by Morgan Stanley, provide investors the opportunity to receive a contingent annual coupon ranging from a minimum of zero up to a maximum of 11.00% to 13.00% of the stated principal amount, as determined on the pricing date, which will vary depending on the weighted average performance of nine physical commodities and one commodity index.  On any coupon determination date, the component performance of each commodity will equal (i) if the then-current commodity value of such commodity has appreciated from the pricing date to the coupon determination date, a positive fixed return of 11.00% to 13.00% (to be determined on the pricing date) or (ii) if the then-current commodity value of such commodity has remained the same or declined from the pricing date to such coupon determination date, the percentage decrease in the commodity value, subject to a floor of -20.00%.

▪
Consequently, the notes will pay a contingent annual coupon on any coupon payment date only if there are a sufficient number of commodities with a positive fixed return to more than offset the negative returns of any of the commodities that have declined in value since the pricing date. The contingent coupon rate will not be less than 0% or greater than the fixed return of 11.00% to 13.00% (to be determined on the pricing date). Only if all commodities have increased in value from the pricing date will the investor receive a contingent coupon rate equal to the fixed return of 11.00% to 13.00%.

▪
In addition to any accrued unpaid contingent coupon, the investor will receive the stated principal amount per note at maturity. All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Maturity:	Approximately 4 years

Contingent coupon:	Annual, contingent coupon rate dependent upon the weighted average performance of nine physical commodities and one commodity index.

Payment at maturity:	Stated principal amount plus any accrued and unpaid contingent coupon

August 2011	Page 3

Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

Basket Overview

The underlying commodity basket is an equally-weighted basket consisting of nine commodities and one commodity index.
Basket commodity information as of July 21, 2011
	Bloomberg Ticker Symbol*	Current Value	52 Weeks Ago	52 Week High	52 Week Low	Weighting
Livestock Index	SPGCLVP	214.8081	211.1162	235.9776 (4/1/2011)	198.9392 (on 5/24/2011)	10.0%
Brent (in U.S. dollars)	CO1	117.51	75.37	75.37 (on 7/21/2010)	72.38 (on 8/24/2010)	10.0%
Copper (in U.S. dollars)	LOCADY	$9,607.00	$6,771.00	$10,148.00 (on 2/14/2011)	$6,771.00 (on 7/21/2010)	10.0%
Corn (in U.S. cents)	C 1	679.25¢	379.75¢	787.00¢ (on 6/10/2011)	362.75¢ (on 7/27/2010)	10.0%
Cotton (in U.S. cents)	CT1	99.33¢	78.77¢	215.15¢ (on 3/4/2011)	78.77¢ (on 7/21/2010)	10.0%
Gasoline RBOB (in U.S. cents)	XB1	309.95¢	206.78¢	346.48¢ (on 4/29/2011)	184.94¢ (on 8/24/2010)	10.0%
Nickel (in U.S. dollars)	LONIDY	$23,720.00	$19,215.00	$29,030.00 (on 2/21/2011)	$19,215.00 (on 7/21/2010)	10.0%
Palladium (in U.S. dollars)	PLDMLNPM	$799.00	$453.00	$858.00 (on 2/21/2011)	$453.00 (on 7/22/2010)	10.0%
Silver (in U.S. cents)	SLVRLN	3,978.00¢	1,788.00¢	4,870.00¢ (on 4/28/2011)	1,760.00¢ (on 7/29/2010)	10.0%
Sugar (in U.S. cents)	SB1	29.85¢	17.47¢	35.31¢ (on 2/2/2011)	17.47¢ (on 7/21/2010)	10.0%

* Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket commodity, the initial commodity value and the commodity values will be determined based on the values published by the index publisher or the relevant exchange, as applicable.

Historical Basket Performance January 1, 2006 to July 21, 2011

The graph is calculated to show the performance of the basket during the period from January 1, 2006 through July 21, 2011 assuming the basket commodities are weighted as set out above and illustrates the effect of the offset and/or correlation among the basket commodities during such period.  The graph does not attempt to show your expected return on an investment in the securities.  You cannot predict the future performance of any basket commodity or of the basket as a whole, or whether increases in the price of any basket commodity will be offset by decreases in the prices of the other basket commodities.  The historical price performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of future performance.

August 2011	Page 4

Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

Key Investment Rationale

Investors may receive a coupon which varies depending on whether the commodity values have increased over the initial commodity values.

Best case scenario	▪	On each coupon determination date, all basket components have appreciated and the notes pay a coupon of 11.00% to 13.00% (to be determined on the pricing date) on each of the four coupon payment dates.
Worst case scenario	▪	On each coupon determination date, the contingent coupon rate is equal to zero and the notes pay no coupon on each of the four coupon payment dates.

Summary of Selected Key Risks (see page 13)

▪
The return on your investment in the notes depends on whether the commodity values have increased over the initial commodity values, and accordingly your actual return may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.

▪	The maximum amount of the contingent coupon is fixed and not proportional to the percentage increase, if any, in the commodity values.

▪	The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.

▪	The notes will likely not be listed on any securities exchange and secondary trading may be limited.

▪	The market price of the notes may be influenced by many unpredictable factors.

▪	Adjustments to the Livestock Index could adversely affect the value of the notes.

▪	Investing in the notes is not equivalent to investing in the basket commodities.

▪	The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.

▪	Investments linked to commodities are subject to sharp fluctuations in commodity prices.

▪	Higher future prices of the index commodities relative to their current prices may adversely affect the value of the Livestock Index and the value of the notes.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.

August 2011	Page 5

Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by these preliminary terms.  On any coupon determination date, the component performance of each commodity will equal (i) if the then-current commodity value of such commodity has appreciated from the pricing date to the coupon determination date, a positive fixed return of 11.00% to 13.00% (to be determined on the pricing date) or (ii) if the then-current commodity value of such commodity has remained the same or declined from the pricing date to such coupon determination date, the percentage decrease in the commodity value, subject to a floor of -20.00%.  The notes will pay a contingent coupon on any coupon payment date only if there are a sufficient number of commodities with a positive fixed return to more than offset the negative returns of any of the commodities that have declined in value since the pricing date. The contingent coupon rate will not be less than 0% or greater than the fixed return of 11.00% to 13.00% (to be determined on the pricing date). Only if all commodities have increased in value from the pricing date will the investor receive a contingent coupon rate equal to the fixed return of 11.00% to 13.00%. An investor will receive $1,000 stated principal amount per note at maturity and the repayment of principal will not depend on whether the commodity values increase, decrease or remain the same.  The notes offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
August 26, 2011	August 31, 2011 (3 business days after the pricing date)	August 31, 2015 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Basket:	Basket commodity	Bloomberg ticker symbol*	Weighting	Initial commodity value
	S&P GSCI™ Livestock Index—Excess Return
	(the “Livestock Index”)	SPGCLVP	10%
	Brent blend crude oil (“brent”)	CO1	10%
	Copper	LOCADY	10%
	Corn	C 1	10%
	Cotton	CT1	10%
	Gasoline RBOB	XB1	10%
	Nickel	LONIDY	10%
	Palladium	PLDMLNPM	10%
	Silver	SLVRLN	10%
	Sugar	SB1	10%
	*Bloomberg symbols are being provided for reference purposes only. The initial commodity values and the commodity values on the coupon determination dates will be determined based on the values published by the index publisher or the relevant exchange, as applicable.
Aggregate principal amount:	$
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Payment at maturity:	The payment due per note at maturity will be the stated principal amount and the applicable contingent coupon relating to the final coupon determination date, if any.
Contingent coupon:	On each coupon payment date, we will pay with respect to each note a contingent coupon, if any, equal to the stated principal amount times the contingent coupon rate.
Contingent coupon rate:
The sum of the products of (i) the component performance of each basket commodity on the applicable coupon determination date and (ii) the respective weighting; provided that the contingent coupon rate will not be less than 0%.

Component performance:
The component performance for each basket commodity, with respect to each coupon determination date, will be calculated as follows:
▪     If the commodity value is greater than the initial commodity value, a percentage equal to 11.00% to 13.00% (to be determined on the pricing date) (the “fixed return”).
▪    If the commodity value is less than or equal to the initial commodity value, a percentage equal to the greater of (A) the component return and (B) -20.00%.

Component return:	On any coupon determination date: (commodity value – initial commodity value) / initial commodity value
Risk Factors:	Please see “Risk Factors” beginning on page 13.

August 2011	Page 6

Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

Coupon payment dates:	August 31, 2012, August 31, 2013, August 31, 2014 and the maturity date
Coupon determination dates:
With respect to each coupon payment date, the third business day before the related coupon payment date, which is August 28, 2012, August 28, 2013, August 27, 2014 and August 26, 2015, subject to postponement for non-index business days, non-trading days and certain market disruption events.

Initial commodity value:
For any basket commodity, the commodity value of the basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day or non-index business day (as applicable). See “Basket—Initial commodity value” above.
If any initial commodity value for any basket commodity as finally made available by the relevant exchange or the index publisher or its successor differs from any initial commodity value specified in the pricing supplement, we will include the definitive initial commodity value in an amended pricing supplement.

Commodity value:	▪	On the pricing date or any coupon determination date for any basket commodity:
	▪	in the case of the Livestock Index, the official settlement price of the Livestock Index as published by S&P;
	▪	in the case of brent, the official settlement price per barrel of Brent blend crude oil on the ICE Futures U.S. (“ICE”) of the first nearby month futures contract, stated in U.S. dollars, as made public by ICE on such day;
	▪	in the case of copper, the official cash offer price per tonne of grade A copper on the London Metal Exchange (the “LME”), expressed in U.S. dollars, as determined by the LME on such date;
	▪	in the case of corn, the official settlement price per bushel of deliverable-grade corn of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per bushel, traded on the Chicago Board of Trade (the “CBOT”) on such date, as made public by the CBOT;
	▪	in the case of cotton, the official settlement price per pound of deliverable grade cotton No. 2 on ICE of the first nearby month futures contract (or in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per pound, traded on ICE on such date, as made public by ICE;
	▪	in the case of gasoline RBOB, the official settlement price per gallon of New York Harbor reformulated gasoline blendstock for oxygen blending on the New York Mercantile Exchange (“NYMEX”) of the first nearby month futures contract, expressed in U.S. cents, traded on such date, as made public by the NYMEX;
	▪	In the case of nickel, the official cash offer price per tonne of primary nickel on the LME, expressed in U.S. dollars, as determined by the LME on such date;
	▪	in the case of palladium, the afternoon fixing price per troy ounce gross of palladium on such date for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”), expressed in U.S. dollars, as calculated by the LPPM;
	▪	in the case of silver, the fixing price per troy ounce of silver for delivery in London through a member of the London Bullion Market Association (the “LBMA”), expressed in U.S. cents, as calculated by the London Silver Market on such date; and
	▪	in the case of sugar, the official settlement price per pound of deliverable-grade sugar on ICE of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per pound, traded on ICE on such date, as made public by ICE.
Record date:	One business day prior to the related coupon payment date.
Postponement of maturity date:
If the scheduled final coupon determination date is not an index business day or a trading day, as applicable, or if a market disruption event occurs on that day so that the final coupon determination date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the notes will be postponed to the second business day following that final coupon determination date as postponed.

August 2011	Page 7

Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482VJ0
ISIN:	US617482VJ02
Minimum ticketing size	$1,000 / 1 note
Tax considerations:
The notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes.  U.S. Holders should read the section entitled “United States Federal Taxation” in the accompanying prospectus supplement.  However, U.S. Holders should note that the discussion in the sections entitled “United States Federal Taxation — Tax Consequences to U.S. Holders — Long-Term Notes,” “United States Federal Taxation — Tax Consequences to U.S. Holders — Short-Term Notes” and “United States Federal Taxation — Fixing of Payments before the Original Issue Date” in the accompanying prospectus supplement do not apply to the notes, except as described below under “Possible Alternative Tax Treatment of an Investment in the Notes.”  Unless otherwise stated, the following discussion is based on the treatment of the notes as variable rate debt instruments.

Coupon Payments on the Notes

Each coupon payment on the notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale or Exchange of the Notes

Upon a sale or exchange of the notes, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange (other than amounts attributable to accrued interest, which will be treated as ordinary interest income as discussed above) and the U.S. Holder’s tax basis in the notes, which will equal the U.S. Holder’s purchase price for the notes.  This gain or loss will be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year at the time of sale or exchange.

Possible Alternative Tax Treatment of an Investment in the Notes

The Internal Revenue Service could seek to analyze the U.S. federal income tax consequences of owning the notes under Treasury regulations governing “contingent payment debt instruments” as described in the section of the accompanying prospectus supplement called “United States Federal Taxation ― Tax Consequences to U.S. Holders ― Long-Term Notes.”  Under this treatment, if you are a U.S. Holder, you generally would be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payments on the notes.  In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the notes generally would be treated as ordinary income.

If you are a non-U.S. Holder, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

We, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in any of the basket commodities, futures or options contracts on any of the basket commodities or positions in any other available securities or instruments we may wish to use in connection with such hedging.  Such purchase activity on or prior to the pricing date could potentially increase the initial commodity values, and as a result, the levels at which the basket commodities must close on a coupon determination date before investors would receive any contingent coupon.  Additionally, such hedging activity during the term of the notes could potentially affect the commodity value on any coupon determination date and,

August 2011	Page 8

Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

accordingly, the amount of contingent coupons you will receive on the coupon payment dates and at maturity.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of notes and the related lending transactions, provided that neither the issuer of the notes nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

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Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $    for each note they sell.
MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

How the Notes Work

The following scenarios illustrate hypothetical contingent coupons for a basket of 10 equally weighted hypothetical commodities, each with a hypothetical initial commodity value of 100¢ and a hypothetical commodity value on the corresponding coupon determination date as set forth in the table for each example.  The following examples assume a fixed return of 12% (the midpoint of the range of 11.00% to 13.00% as set forth on the front cover) and reflect the floor for the component performance of -20%.  The actual fixed return will be determined on the pricing date.  The hypothetical contingent coupons presented are for illustrative purposes only.  The actual contingent coupons, if any, applicable to a purchaser of the notes will be determined on each coupon determination date based on the weighted sum of the performance of the commodities, calculated as described herein.  Any payment on the notes is subject to the credit risk of Morgan Stanley.

Table 1: Positive contingent coupon
Basket Commodity	Commodity Value	Component Return	Component Performance	Component Performance × Weighting
Commodity 1	130¢	30%	12%	1.2%
Commodity 2	100¢	0%	0%	0%
Commodity 3	110¢	10%	12%	1.2%
Commodity 4	105¢	5%	12%	1.2%
Commodity 5	50¢	-50%	-20%	-2.0%
Commodity 6	110¢	10%	12%	1.2%
Commodity 7	120¢	20%	12%	1.2%
Commodity 8	95¢	-5%	-5%	-0.5%
Commodity 9	110¢	10%	12%	1.2%
Commodity 10	105¢	5%	12%	1.2%
		Total =		5.9%
		Contingent Coupon Rate =		5.9%
Explanation for Example 1

As illustrated by Table 1, seven of the ten basket commodities have positive returns, one has zero change, and the other two basket commodities have negative returns, ranging from -50% to -5%. The contingent coupon rate is 5.9% and the investor would receive a contingent coupon on the coupon payment date of $59 per $1,000 principal amount of notes.

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Contingent Coupon Commodity-Linked Notes due August 31, 2015
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Table 2: No contingent coupon
Basket Commodity	Commodity Value	Component Return	Component Performance	Component Performance × Weighting
Commodity 1	200¢	100%	12%	1.2%
Commodity 2	100¢	0%	0%	0%
Commodity 3	85¢	-15%	-15%	-1.5%
Commodity 4	105¢	5%	12%	1.2%
Commodity 5	80¢	-20%	-20%	-2.0%
Commodity 6	70¢	-30%	-20%	-2.0%
Commodity 7	300¢	200%	12%	1.2%
Commodity 8	95¢	-5%	-5%	-0.5%
Commodity 9	100¢	0%	0%	0%
Commodity 10	105¢	5%	12%	1.2%
		Total =		-1.20%
		Contingent Coupon Rate =		0%
Explanation for Example 2

As illustrated by Table 2, four of the ten basket commodity values have positive returns (up to 200%), two have no change, and the other four basket commodities have negative returns, ranging from -30% to -5%. However, the positive contribution of any commodity towards the contingent coupon rate is limited to the fixed return times the weighting, or 12% times 10%, or 1.2%, no matter how much such basket commodity has appreciated, while the negative contribution of a badly performing basket commodity may be as low as the floor of -20% times 10%, or -2%, which is greater in absolute terms.  Consequently, significant negative returns can have a disproportionate effect on the weighted sum.  Even here where a majority of the basket commodities have a non-negative return, and some have appreciated tremendously, the negative returns for the other basket commodities are significant enough that the investor receives no contingent coupon on the applicable coupon payment date.

Table 3: Maximum contingent coupon
Basket Commodity	Commodity Value	Component Return	Component Performance	Component Performance × Weighting
Commodity 1	101¢	1%	12%	1.2%
Commodity 2	150¢	50%	12%	1.2%
Commodity 3	115¢	15%	12%	1.2%
Commodity 4	102¢	2%	12%	1.2%
Commodity 5	300¢	200%	12%	1.2%
Commodity 6	140¢	40%	12%	1.2%
Commodity 7	103¢	3%	12%	1.2%
Commodity 8	115¢	15%	12%	1.2%
Commodity 9	104¢	4%	12%	1.2%
Commodity 10	200¢	100%	12%	1.2%
		Total =		12.0%
		Contingent Coupon Rate =		12.0%
Explanation for Example 3

As illustrated by Table 3, all of the 10 basket commodities have increased in value so that the component performance for each commodity is equal to 12%. Therefore, the contingent coupon rate is also 12% and the investor would receive a contingent coupon on the coupon payment date of $120 per $1,000 principal amount of notes. Even though some of the commodities have appreciated far more than 12%, the contingent coupon rate is limited to 12%.

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Contingent Coupon Commodity-Linked Notes due August 31, 2015
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Risk Factors

The notes involve risks not associated with an investment in ordinary debt securities.  Accordingly, you should carefully consider whether the notes are suited to your particular circumstances before you decide to invest in them.  You should consult your own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket commodities.  The following is a non-exhaustive list of the most significant risks relating to the notes.  For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus.

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The return on your investment in the notes depends on whether the commodity values have increased over the initial commodity values, and accordingly your actual return may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.  The terms of the notes differ from ordinary debt securities in that the coupon payable on the notes varies, depending on whether the commodity values have increased over the initial commodity values.  The coupons will be less if the some commodities have depreciated or have remained unchanged in value since the pricing date, and therefore, the overall return on your investment over the term of the notes may be less than the amount that would be paid on a conventional debt security of comparable maturity issued by us.  Depending on the performance of the basket commodities, the payment of the contingent coupon and the return of the stated principal amount of the notes at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

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The maximum amount of the contingent coupon is fixed and not proportional to the percentage increase, if any, in the commodity values.  The maximum contingent coupon rate is 11.00% to 13.00%, to be determined on the pricing date. (For payment of this maximum possible contingent coupon rate, all commodities must have appreciated on the applicable coupon determination date.) Therefore, the coupon will be no higher than $110 to $130 per note even if the commodity values increase by significantly more than 11.00% to 13.00%.

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The contingent coupon is based only on the value of the basket commodities on the annual coupon determination date.  Whether the contingent coupon will be paid on any coupon payment date will be determined based on the commodity values on the applicable annual coupon determination date.  As a result, you will not know whether you will receive the contingent coupon on any coupon payment date until the commodity values are determined on such date.  Moreover, because the contingent coupon is based solely on the commodity values on each annual coupon determination date, if the weighted sum of the component performances on the related coupon determination date is less than zero, you will receive no contingent coupon on the applicable coupon payment date even if the weighted sum was greater than or equal to zero on other days prior to such coupon determination date.

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The notes may not pay coupons even if the basket commodities appreciated from the previous coupon determination date.  On each coupon determination date, the contingent coupon rate is based on the percentage change of the value of each commodity with respect to its initial commodity value.  Accordingly, if, on the first coupon determination date, the value of a basket commodity has declined by 15% below its initial commodity value but then subsequently increases by 10% from such decline by the second coupon determination date, the percentage change of such basket commodity would still be negative on the second coupon determination date.  On any coupon determination date, unless a sufficient number of basket commodities have appreciated to more than offset other basket commodities that have declined since the pricing date, the notes will not pay any coupon on the corresponding coupon payment date.  The contingent coupon will not be less than zero dollars.

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The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

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The notes will likely not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the

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Contingent Coupon Commodity-Linked Notes due August 31, 2015
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notes.  Our affiliate, MS & Co., may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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The market price of the notes may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: (i) the value and volatility of the basket commodities, (ii) the price and volatility of the commodity contracts that compose the Livestock Index, (iii) trends of supply and demand for the basket commodities and the commodities underlying the Livestock Index, (iv) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket commodities, contracts composing the Livestock Index or commodities markets generally and which may affect the commodity values on the coupon determination dates, (v) time remaining to maturity and (vi) any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the notes will vary and may be less than the original issue price at any time prior to maturity and sale of the notes prior to maturity may result in a loss.

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Adjustments to the Livestock Index could adversely affect the value of the notes.  Standard & Poor’s Financial Services LLC, as the Livestock Index publisher, may add, delete or substitute the futures contracts constituting the Livestock Index or make other methodological changes that could change the value of the Livestock Index.  The Livestock Index publisher may discontinue or suspend calculation or publication of the Livestock Index at any time.  Any of these actions could adversely affect the value of the notes.  Where the Livestock Index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the Livestock Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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The Livestock Index may in the future include contracts that are not traded on regulated futures exchanges.  The Livestock Index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the Livestock Index continues to be composed exclusively of regulated futures contracts.  As described below, however, the Livestock Index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the Livestock Index may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

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Specific commodities’ prices are affected by numerous factors specific to each market.  We describe the principal risks associated with investments in brent, copper, corn, cotton, gasoline RBOB, nickel, palladium, silver and sugar in the next paragraphs.  For more information on the Livestock Index, please see “Annex I—Certain Additional Commodity and Commodity Index Risks” and “Annex II—The S&P GSCI™-ER” in the accompanying prospectus supplement.

Brent. The price of brent blend crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government

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Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

Copper.  The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for copper is significantly influenced by the level of global industrial economic activity.  Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors.  In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for copper in various applications.  Their availability and price will also affect demand for copper.  Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries.  In previous years, copper supply has been affected by strikes, financial problems and terrorist activity and other disruptions to the supply chain, from mining to storage to smelting.  The price of copper is also affected by variations in production costs, including storage, labor and energy costs, as well as regulatory compliance costs, including as a result of environmental regulations.

Corn.  The price of corn is primarily affected by the global demand for and supply of corn.  The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol.  The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed.  Negative developments in those industries may lessen the demand for corn.  For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease.  The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn.  The United States is the world’s largest supplier of corn, followed by China and Brazil.  The supply of corn is particularly sensitive to weather patterns in the United States and China.  In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

Cotton.  The price of cotton is primarily affected by the global demand for and supply of cotton, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  In addition, the price of cotton is affected by governmental programs and policies regarding agriculture, including cotton, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect cotton prices such as weather, crop yields, natural disasters, technological developments, wars and political and civil upheavals.  Demand for cotton has generally increased with worldwide growth and prosperity.

Gasoline RBOB.  Gasoline RBOB is a wholesale non-oxygenated blendstock traded in the New York Harbor barge market that is ready for the addition of 10% ethanol at the truck rack. The level of demand for non-oxygenated gasoline is primarily influenced by the level of global industrial activity.  In addition, the demand has seasonal variations, which occur during the “driving seasons” usually considered the summer months in North America and Europe.  Further, as gasoline RBOB is derived from crude oil, the price of crude oil also influences the price of gasoline RBOB.

Nickel.  The price of nickel is primarily affected by the global demand for and supply of nickel, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for nickel is significantly influenced by the level of global industrial economic activity.  The stainless steel industrial sector is particularly important to demand for nickel given that the use of nickel in the manufacture of stainless steel accounts for a significant percentage of world-wide nickel demand.  Growth in the production of stainless steel will

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Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

therefore drive nickel demand.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for nickel in various applications.  Their availability and price will also affect demand for nickel.  Nickel supply is dominated by Canada and the Commonwealth of Independent States (the “CIS”).  Exports from the CIS have increased in recent years.  The supply of nickel is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters.  Low prices for nickel in the early 1990s tended to discourage such investments.

Palladium.  The price of palladium has fluctuated widely over the past several years. Since the palladium supply is both limited and concentrated, any disruptions in the palladium supply tend to have an exaggerated effect on the price of palladium. Key factors that may influence prices are the policies and production and cost levels in the most important palladium-producing countries, in particular, Russia, South Africa  and Canada (which together account for over 80% of production), the size and availability of the Russian palladium stockpiles, global supply and demand as well as the economic situation of the main consuming countries. The possibility of large-scale distress sales of palladium in times of crises may also have a short-term negative impact on the price of palladium and may adversely affect the value of the notes.  For example, the 2008 financial crisis resulted in significantly depressed prices of palladium largely due to forced sales and deleveraging from institutional investors such as hedge funds and pension funds.  Crises in the future may impair palladium’s price performance which may, in turn, have an adverse effect on the value of the notes.  Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium as a catalytic converter, accounts for more than 50% of the industrial use of palladium, and a continued decline in the global automotive industry may impact the price of palladium and affect the value of the notes. Palladium is also used in the electronics, dental and jewelry industries.

Silver.  Silver prices can fluctuate widely and may be affected by numerous factors.  These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.  The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities.  From time-to-time, above-ground inventories of silver may also influence the market.  The major end-uses for silver include industrial applications, photography, jewelry and silverware.

Sugar. Global prices for sugar are primarily affected by the global demand for and supply of sugar, but are also significantly influenced by governmental policy and international trade agreements, by speculative actions and by currency exchange rates.  Sugar is used primarily as a human food sweetener, but is also used in the production of fuel ethanol.  Global demand for sugar is influenced by level of human consumption of sweetened food-stuffs and beverages and to a lesser extent, by the level of demand for sugar as the basis for fuel ethanol.  The world export supply of sugar is dominated by the European Union, Brazil, Guatemala, Cuba, Thailand and Australia, while other countries, including India, the United States, Canada and Russia produce significant amounts of sugar for domestic consumption.  Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries and at a multinational level could affect the supply and price of sugar.  Extrinsic factors also affect sugar prices such as weather, disease and natural disasters.

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There are risks relating to trading of commodities on the London Bullion Market Association. Silver is traded on the London Bullion Market Association, which we refer to as the LBMA.  The closing prices of silver will be determined by reference to the fixing prices reported by the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of silver may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the

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Contingent Coupon Commodity-Linked Notes due August 31, 2015
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LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

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There are risks relating to trading of commodities on the London Platinum and Palladium Market.  Palladium is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The price of palladium will be determined by reference to the fixing prices reported by the LPPM.  The LPPM is a self-regulatory association of bullion market participants.  Although all market-making members of the LPPM are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LPPM itself is not a regulated entity.  If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of palladium may be adversely affected.  The LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading.  For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the prices of LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

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There are risks relating to the trading of metals on the London Metal Exchange.  The official cash offer prices of copper and nickel are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on any valuation date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of certain basket commodities, and consequently your payment at maturity, could be adversely affected.

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Investing in the notes is not equivalent to investing in the basket commodities. Investing in the notes is not equivalent to investing in the basket commodities or in the futures contracts that compose the Livestock Index.

▪
The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley as a result of dealer discounts, mark-ups or other transaction costs.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the notes, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price of the Livestock Index

August 2011	Page 17

Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

▪
and the value of your notes in varying and potentially inconsistent ways.  As a result of these or other factors, the price of the Livestock Index may be, and has recently been, highly volatile (see “Historical Information” on page 20.

▪
Higher future prices of the index commodities relative to their current prices may adversely affect the value of the Livestock Index and the value of the notes.  The Livestock Index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the Livestock Index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many types of commodities have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain commodities have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Livestock Index and, accordingly, the value of the notes.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the Livestock Index and, therefore, the value of the notes.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, Morgan Stanley Capital Services Inc., which we refer to as MSCS, will determine the initial commodity values and the commodity values on each of the coupon determination dates and will calculate the amount of contingent coupon you will receive on each coupon payment date and at maturity.  Determinations made by MSCS in its capacity as calculation agent may affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the basket commodities), including trading in futures and options contracts on the basket commodities as well as in other instruments related to the basket commodities.  Some of our subsidiaries also trade in the component futures contracts of the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general commodity trading, proprietary trading and other businesses  Any of these hedging or trading activities on or prior to the pricing date could increase the initial commodity values and, as a result, could increase the levels at which the basket commodities must close on a coupon determination date before investors would receive any contingent coupon.

August 2011	Page 18

Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

Information about the Livestock Index

The S&P GSCI™ —Excess Return.  The S&P GSCI™–ER is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria.  The S&P GSCI™–ER is designed to be a measure of the performance over time of the markets for these commodities.  The only commodities represented in the S&P GSCI™–ER are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries.  The commodities included in the S&P GSCI™–ER are weighted, on a production basis, to reflect the relative significance of such commodities to the world economy. The fluctuations in the value of the S&P GSCI™–ER are intended generally to correlate with changes in the prices of such physical commodities in global markets.  For a more complete description of the index, including risks relating thereto, see “Annex I— Certain Additional Commodity and Commodity Index Risks—S&P GSCI™ Commodity Index—Excess Return” and “Annex II—The S&P GSCI™ - ER” in the accompanying prospectus supplement.

The S&P GSCI™ Livestock Index—Excess Return.  The S&P GSCI™  Livestock Index—Excess Return is a sub-index of the S&P GSCI™–Excess Return.  It represents only the livestock component of the S&P GSCI™–ER.

License Agreement between S&P and Morgan Stanley.  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the the S&P GSCI™ Livestock Index—Excess Return, which is owned and published by S&P, in connection with securities, including the notes.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this document:

The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (“MGH”) (MGH, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes.  The Corporations make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the underlying commodity to track general agricultural commodity market performance.  The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the underlying commodity index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the underlying commodity index which is determined, composed and calculated by S&P without regard to the Licensee or the notes.  S&P has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the underlying commodity index.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE notes, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P GSCI™” are trademarks of Standard & Poor’s Financial Services LLC, an affiliate of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes have not been passed on by the Corporations as to their legality or suitability.  The notes are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

August 2011	Page 19

Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

Historical Information

The following tables set forth the published high, low and end-of-quarter official settlement prices, official cash offer prices, or official fixing prices, as applicable, for each of the basket commodities for each quarter in the period from January 1, 2006 through July 21, 2011.  The related graphs set forth daily prices of the relevant commodities for the same period.  The official settlement prices, official cash offer prices, or official fixing prices, as applicable, on July 21, 2011 were, in the case of the Livestock Index, 214.8081, in the case of brent, 117.51, in the case of copper, $9,607.00, in the case of corn, 679.25¢, in the case of cotton, 99.33¢, in the case of gasoline RBOB, 309.95¢, in the case of nickel, $23,720.00, in the case of palladium, $799.00, in the case of silver, 3,978.00¢, and in the case of sugar, 29.85¢.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket commodities should not be taken as an indication of future performance.  We cannot give you any assurance that the commodities will appreciate over the term of the notes so that you will receive contingent coupon payments.

Livestock Index	High	Low	Period End
2006
First Quarter	418.3243	344.2885	344.2885
Second Quarter	388.8701	337.9082	384.0049
Third Quarter	407.7658	368.6101	383.2831
Fourth Quarter	389.1571	362.1475	371.8290
2007
First Quarter	395.9498	365.1059	383.4679
Second Quarter	389.4003	363.7259	367.9689
Third Quarter	397.9656	361.6389	361.6389
Fourth Quarter	354.0028	323.2879	324.7211
2008
First Quarter	324.7211	275.9018	275.9018
Second Quarter	309.9950	273.2465	297.5721
Third Quarter	306.3294	272.6063	272.6991
Fourth Quarter	271.3163	226.7831	232.1700
2009
First Quarter	240.3463	211.1183	215.2210
Second Quarter	222.4201	194.3872	205.2860
Third Quarter	212.2008	188.9081	193.3993
Fourth Quarter	201.6881	187.4799	199.1616
2010
First Quarter	214.4404	194.1304	213.0221
Second Quarter	219.9807	201.3756	206.9592
Third Quarter	220.0278	204.7477	214.1998
Fourth Quarter	219.7528	203.0969	219.7528
2011
First Quarter	235.9262	214.7646	235.9262
Second Quarter	235.9776	198.9392	212.7797
Third Quarter (through July 21, 2011)	223.7956	214.4751	214.8081

Daily Official Settlement Prices of Livestock Index January 1, 2006 to July 21, 2011

August 2011	Page 20

Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

Brent (in U.S. dollars)	High	Low	Period End
2006
First Quarter	66.59	58.15	65.91
Second Quarter	74.64	65.91	73.51
Third Quarter	78.30	60.12	62.48
Fourth Quarter	64.62	57.87	60.86
2007
First Quarter	68.10	51.70	68.10
Second Quarter	72.18	64.44	71.41
Third Quarter	80.03	68.69	79.17
Fourth Quarter	95.76	76.58	93.85
2008
First Quarter	107.55	86.62	100.30
Second Quarter	140.31	100.17	139.83
Third Quarter	146.08	89.22	98.17
Fourth Quarter	95.33	36.61	45.59
2009
First Quarter	53.50	39.55	49.23
Second Quarter	71.79	48.44	69.30
Third Quarter	75.51	60.43	69.07
Fourth Quarter	79.69	67.20	77.93
2010
First Quarter	82.70	69.59	82.70
Second Quarter	88.94	69.55	75.01
Third Quarter	82.68	71.45	82.31
Fourth Quarter	94.75	81.10	94.75
2011
First Quarter	117.36	93.33	117.36
Second Quarter	126.65	105.12	112.48
Third Quarter (through July 21, 2011)	118.78	111.39	117.51

Daily Official Settlement Prices of brent January 1, 2006 to July 21, 2011

August 2011	Page 21

Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

Copper (in U.S. dollars)	High	Low	Period End
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,527.50	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter	8,210.00	6,960.00	8,165.00
Fourth Quarter	8,301.00	6,272.50	6,676.50
2008
First Quarter	8,881.00	6,666.00	8,520.00
Second Quarter	8,884.50	7,921.00	8,775.50
Third Quarter	8,985.00	6,419.00	6,419.00
Fourth Quarter	6,379.00	2,770.00	2,902.00
2009
First Quarter	4,078.00	2,902.00	4,035.00
Second Quarter	5,266.00	3,963.50	5,108.00
Third Quarter	6,490.50	4,821.00	6,136.00
Fourth Quarter	7,346.00	5,856.00	7,346.00
2010
First Quarter	7,830.00	6,242.00	7,830.00
Second Quarter	7,950.50	6,091.00	6,515.00
Third Quarter	8,053.50	6,354.00	8,053.50
Fourth Quarter	9,739.50	8,085.50	9,739.50
2011
First Quarter	10,148.00	8,980.00	9,399.50
Second Quarter	9,823.00	8,536.50	9,301.00
Third Quarter (through July 21, 2011)	9,765.50	9,405.00	9,607.00

Daily Official Cash Offer Prices of Copper January 1, 2006 to July 21, 2011

August 2011	Page 22

Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

Corn (in U.S. cents)	High	Low	Period End
2006
First Quarter	236.00	205.00	236.00
Second Quarter	263.00	223.00	235.50
Third Quarter	264.25	219.00	262.50
Fourth Quarter	390.25	262.50	390.25
2007
First Quarter	434.50	354.50	374.50
Second Quarter	419.00	329.50	329.50
Third Quarter	386.75	310.00	373.00
Fourth Quarter	455.50	339.75	455.50
2008
First Quarter	567.25	455.50	567.25
Second Quarter	754.75	576.25	724.75
Third Quarter	748.75	487.50	487.50
Fourth Quarter	484.00	293.50	407.00
2009
First Quarter	427.50	343.50	404.75
Second Quarter	449.50	347.75	347.75
Third Quarter	359.00	300.50	344.00
Fourth Quarter	417.00	333.50	414.50
2010
First Quarter	423.00	345.00	345.00
Second Quarter	373.25	325.00	354.25
Third Quarter	521.75	360.00	495.75
Fourth Quarter	629.00	465.75	629.00
2011
First Quarter	729.75	595.00	693.25
Second Quarter	787.00	629.00	629.00
Third Quarter (through July 21, 2011)	726.75	640.75	679.25

Daily Official Settlement Prices of Corn January 1, 2006 to July 21, 2011

August 2011	Page 23

Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

Cotton (in U.S. cents)	High	Low	Period End
2006
First Quarter	57.43	52.22	52.65
Second Quarter	53.97	46.12	49.75
Third Quarter	55.23	47.50	49.30
Fourth Quarter	56.96	46.80	56.19
2007
First Quarter	56.19	51.76	53.57
Second Quarter	58.50	46.25	58.50
Third Quarter	66.49	55.15	62.05
Fourth Quarter	68.01	58.10	68.01
2008
First Quarter	89.00	66.83	69.34
Second Quarter	75.23	64.21	71.40
Third Quarter	71.68	55.06	55.50
Fourth Quarter	56.69	39.14	49.02
2009
First Quarter	52.07	40.01	46.47
Second Quarter	60.54	46.15	53.30
Third Quarter	63.18	54.71	61.34
Fourth Quarter	76.25	59.26	75.60
2010
First Quarter	83.44	66.62	80.55
Second Quarter	84.72	77.06	82.60
Third Quarter	108.14	77.16	104.18
Fourth Quarter	159.12	99.78	144.81
2011
First Quarter	215.15	140.60	200.23
Second Quarter	208.22	144.30	159.79
Third Quarter (through July 21, 2011)	161.41	97.95	99.33

Daily Official Settlement Prices of Cotton January 1, 2006 to July 21, 2011

August 2011	Page 24

Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

Gasoline RBOB (in U.S. cents)	High	Low	Period End
2006
First Quarter	208.05	143.10	206.45
Second Quarter	248.95	205.12	239.31
Third Quarter	243.08	149.29	156.32
Fourth Quarter	171.06	144.66	160.21
2007
First Quarter	213.55	135.53	211.15
Second Quarter	244.05	201.77	229.42
Third Quarter	236.94	186.37	206.83
Fourth Quarter	249.62	198.13	247.58
2008
First Quarter	274.29	223.99	261.63
Second Quarter	354.80	263.92	350.15
Third Quarter	357.10	239.70	248.47
Fourth Quarter	236.00	79.27	100.82
2009
First Quarter	153.11	100.82	140.00
Second Quarter	207.11	137.17	189.72
Third Quarter	206.93	162.05	172.59
Fourth Quarter	207.05	172.03	205.25
2010
First Quarter	231.00	188.64	231.00
Second Quarter	243.51	193.08	206.06
Third Quarter	219.35	184.94	204.48
Fourth Quarter	245.32	204.10	245.32
2011
First Quarter	310.76	234.27	310.76
Second Quarter	346.48	277.66	303.16
Third Quarter (through July 21, 2011)	315.16	297.26	309.95

Daily Official Settlement Prices of Gasoline RBOB January 1, 2006 to July 21, 2011

August 2011	Page 25

Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

Nickel (in U.S. dollars)	High	Low	Period End
2006
First Quarter	15,340.00	13,380.00	15,340.00
Second Quarter	23,100.00	15,340.00	22,275.00
Third Quarter	34,750.00	22,275.00	31,500.00
Fourth Quarter	35,455.00	29,995.00	34,205.00
2007
First Quarter	50,345.00	32,900.00	45,500.00
Second Quarter	54,200.00	35,850.00	35,850.00
Third Quarter	36,950.00	25,055.00	31,050.00
Fourth Quarter	33,655.00	25,510.00	25,805.00
2008
First Quarter	33,300.00	25,805.00	29,805.00
Second Quarter	30,025.00	21,530.00	21,675.00
Third Quarter	21,880.00	15,755.00	15,755.00
Fourth Quarter	16,000.00	8,810.00	10,810.00
2009
First Quarter	13,420.00	9,405.00	9,405.00
Second Quarter	16,010.00	9,555.00	16,010.00
Third Quarter	21,070.00	14,360.00	17,335.00
Fourth Quarter	19,495.00	15,810.00	18,480.00
2010
First Quarter	24,950.00	17,035.00	24,950.00
Second Quarter	27,600.00	17,955.00	19,430.00
Third Quarter	23,425.00	18,735.00	23,390.00
Fourth Quarter	24,960.00	21,290.00	24,960.00
2011
First Quarter	29,030.00	24,050.00	26,080.00
Second Quarter	27,420.00	21,410.00	23,125.00
Third Quarter (through July 21, 2011)	24,060.00	23,080.00	23,720.00

Daily Official Cash Offer Prices of Nickel January 1, 2006 to July 21, 2011

August 2011	Page 26

Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

Palladium (in U.S. dollars)	High	Low	Period End
2006
First Quarter	345.00	261.00	332.00
Second Quarter	404.00	282.00	312.00
Third Quarter	349.00	304.00	315.00
Fourth Quarter	333.50	295.00	323.50
2007
First Quarter	355.25	329.00	351.75
Second Quarter	382.00	350.50	365.00
Third Quarter	370.50	320.00	343.75
Fourth Quarter	379.00	343.50	364.00
2008
First Quarter	582.00	364.00	445.00
Second Quarter	475.00	406.00	467.00
Third Quarter	465.00	199.00	199.00
Fourth Quarter	233.00	164.00	184.00
2009
First Quarter	222.00	179.00	215.00
Second Quarter	261.50	212.00	249.00
Third Quarter	304.00	232.00	294.00
Fourth Quarter	393.00	292.00	393.00
2010
First Quarter	479.00	393.00	479.00
Second Quarter	571.00	419.00	446.00
Third Quarter	573.00	429.00	573.00
Fourth Quarter	797.00	565.00	797.00
2011
First Quarter	858.00	700.00	766.00
Second Quarter	810.00	713.00	761.00
Third Quarter (through July 21, 2011)	799.00	750.00	799.00

Daily Official Fixing Prices of Palladium January 1, 2006 to July 21, 2011

August 2011	Page 27

Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

Silver (in U.S. cents)	High	Low	Period End
2006
First Quarter	1,175.50	883.00	1,175.50
Second Quarter	1,494.00	972.00	1,070.00
Third Quarter	1,315.00	1,052.00	1,155.00
Fourth Quarter	1,405.00	1,082.50	1,290.00
2007
First Quarter	1,458.00	1,221.00	1,335.00
Second Quarter	1,409.00	1,226.00	1,254.00
Third Quarter	1,365.00	1,167.00	1,365.00
Fourth Quarter	1,582.00	1,321.00	1,476.00
2008
First Quarter	2,092.00	1,476.00	1,799.00
Second Quarter	1,856.00	1,619.00	1,765.00
Third Quarter	1,930.00	1,066.00	1,296.00
Fourth Quarter	1,228.00	888.00	1,079.00
2009
First Quarter	1,439.00	1,051.00	1,311.00
Second Quarter	1,597.00	1,198.00	1,394.00
Third Quarter	1,738.00	1,247.00	1,645.00
Fourth Quarter	1,918.00	1,621.00	1,699.00
2010
First Quarter	1,884.00	1,514.00	1,750.00
Second Quarter	1,964.00	1,736.00	1,874.00
Third Quarter	2,207.00	1,755.00	2,207.00
Fourth Quarter	3,070.00	2,195.00	3,063.00
2011
First Quarter	3,787.00	2,668.00	3,787.00
Second Quarter	4,870.00	3,250.00	3,502.00
Third Quarter (through July 21, 2011)	4,033.00	3,385.00	3,978.00

Daily Official Fixing Prices of Silver January 1, 2006 to July 21, 2011

August 2011	Page 28

Contingent Coupon Commodity-Linked Notes due August 31, 2015
With Coupons Based on the Performance of a Commodity Basket of Nine Physical Commodities and One Commodity Index

Sugar (in U.S. cents)	High	Low	Period End
2006
First Quarter	19.30	14.18	17.90
Second Quarter	18.33	14.71	15.79
Third Quarter	17.16	9.75	10.85
Fourth Quarter	12.58	10.85	11.75
2007
First Quarter	11.75	9.85	9.88
Second Quarter	9.98	8.45	9.07
Third Quarter	10.33	9.07	9.56
Fourth Quarter	11.07	9.70	10.82
2008
First Quarter	15.02	10.73	11.69
Second Quarter	12.67	9.52	12.04
Third Quarter	14.19	11.65	12.36
Fourth Quarter	13.93	10.57	11.81
2009
First Quarter	13.70	11.43	12.67
Second Quarter	16.93	12.22	16.81
Third Quarter	24.39	16.96	24.12
Fourth Quarter	27.26	21.24	26.95
2010
First Quarter	29.90	16.57	16.59
Second Quarter	18.03	13.67	18.03
Third Quarter	26.84	16.28	25.30
Fourth Quarter	34.39	22.99	32.12
2011
First Quarter	35.31	25.65	27.11
Second Quarter	29.28	20.47	28.36
Third Quarter (through July 21, 2011)	30.49	27.25	29.85

Daily Official Settlement Prices of Sugar January 1, 2006 to July 21, 2011

August 2011	Page 29